SOFTWARE PUBLISHING AGREEMENT

     This Software Publishing Agreement (this "Agreement"), dated as of June 17, 1998, is made by and between Cendant Software Corporation, a Delaware corporation, together with its affiliates, subsidiaries and related entities ("Cendant"), doing business through its subsidiary Sierra On-Line, Inc., at 3380
- 146th Place S.E., Suite 300, Bellevue, WA 98007, and ModaCAD, Inc., doing business at 3861 Sepulveda Boulevard, Culver City, California 90230 ("ModaCAD"). Cendant and ModaCAD agree as follows:


                                    RECITALS

     A. ModaCAD is co-developing with Intel Corporation an interactive fashion lifestyle content manager that will consist of a CD-ROM composed of digitized images of clothing, footwear, accessories and other fashion influences aimed at young women between the ages of fifteen and twenty eight. This product, code named "Project New York," will enable users to have a rich visual experience by allowing users to interact with digital fashion objects, connect to the Internet to receive updates via push technology, visit other web sites and communicate electronically with other users. Project New York is scheduled for release during the 1998 back-to-school season.

     B. ModaCAD is also developing an ** code named "Project Paris" which is currently scheduled for release as set forth in Appendix C. Paris is being developed as **. A detailed product specification will be delivered pursuant to a milestone schedule set forth in Appendix C of this Agreement. ModaCAD is also pursuing a co-development partner for this product.

     C. Cendant and ModaCAD are entering into an Agreement to publish both Project New York and Project Paris pursuant to the schedules and terms set forth in this Software Publishing Agreement.

     D. Cendant wishes to develop an ongoing, long-term relationship with ModaCAD for the purpose of publishing and distributing future consumer software products and supporting ModaCAD in its creative and technical growth and development of products.

     E. Cendant acknowledges that ModaCAD is and expects to continue to be engaged in the development, design, marketing, licensing and support of software applications using ModaCAD's Core Technology (as defined below) for inclusion in ModaCAD's proprietary content managers which include digital content creations and interactive user interfaces which are components thereof, and any existing or future enhancements to or replacements of such software or its components (all subject to this Agreement and the noncompetition provisions hereof). Except as otherwise specifically provided in this Agreement, Cendant will not have or acquire any rights to ModaCAD's Core Technology under this Agreement.


                                    AGREEMENT

Section 1. Definitions

     Whenever used herein, the following terms shall have the following specified meanings:


     "Add-On Product" means any software program designed only to work in conjunction with a Retail Version and which will not include any application designed to operate as a stand-alone product, along with any corrections, enhancements, modifications and/or updates to any such program developed hereunder.


     "Alternative Channel Revenue" means **.


     "Alternative Channel Version" means **. Additional details which outline proposed delivery schedules and basic program functionality are set forth in Appendix A and Appendix C of this Agreement.


     "Cendant Content" means the Cendant Set-Up (if utilized) and all other Cendant provided content and technology incorporated into any Product.


     "Cendant Set-Up" means an installation set-up to be provided by Cendant for use in Products free of charge (as the same may be modified by Cendant from time to time).


     "Core Technology" means ModaCAD's proprietary rendering and content manager technologies, including, without limitation, features such as lighting, texture mapping, UV mapping and modeling as well as database cataloging features such as rule-based validation and search and retrieval, used in ModaCAD's existing software applications which is the base technology for ModaCAD's existing and future content managers.


     "Delivery Schedule" means the delivery schedule set forth in Appendix A hereto, as the same may be amended from time to time by agreement of the parties.


     "Derivative Work" means a consumer software product which extends the fashion lifestyle experience to be delivered in Project New York and has an overall look and feel substantially similar to the Retail, OEM and Alternative Channel Versions of Project New York.


     "Errors" means any bug, error or defect in Project New York, Project Paris or any other product delivered by ModaCAD to Cendant hereunder which (a) causes Project New York , Project Paris or such other product not to conform to its specifications, (b) causes incorrect results, (c) causes incorrect functions to occur, or (d) renders the Project New York, Project Paris or such other product inoperable. Errors shall not include any defects caused by the Cendant Content.


     "Foreign Translation" means any partial or complete translation of a Retail Version to a language other than English, along with any corrections, enhancements, modifications and/or updates to any such translation developed hereunder.

     "Intellectual Property Rights" means, collectively, worldwide Patents, Trade Secrets, Copyrights, moral rights, trade names, Trademarks, rights in trade dress and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States or any other state, country or jurisdiction, including all rights or causes of action for infringement or misappropriation of any of the foregoing. "Patents" means all patent rights and all right, title and interest in all letters patent or equivalent rights and applications for letters patent or rights and any reissuing division, continuation or continuation in part application throughout the world. "Trade Secrets" means all right, title and interest in all trade secrets and trade secret rights arising under the common law, state law, U.S. federal law or laws of foreign countries. "Copyrights" means all copyright rights, neighboring and derivative rights, and all other literary property and author rights and all right, title and interest in all copyrights, copyright registrations, certificates of copyright and copyrighted interests throughout the world. "Trademarks" means all trademark and service mark rights arising under the common law, state law, U.S. federal law and laws of foreign countries and all right, title and interest in all trademarks, service marks, trademark and service mark applications and registrations and trademark and service mark interests throughout the world.

     "ModaCAD Technology" means all Intellectual Property Rights contained within Project New York, Project Paris and any other product delivered by ModaCAD to Cendant hereunder, excluding the Cendant Content.


     "Net Revenue" means **. "Net Revenue" excludes revenue earned from distribution of products other than a Retail Version. If Cendant earns revenue from distribution of a Retail Version in combination with one or more other products, such revenue will be allocated between the Retail Version and such other products on the basis of the current or most recent ** of a compilation or bundle. For purposes of calculating gross revenue the following shall apply: if Cendant distributes a Retail Version directly to an end user, the gross revenue earned by Cendant from such end user shall be deemed to be Cendant's ** for such unit of such Retail Version.

     "OEM Revenue" means the **, whereby Cendant or ModaCAD (as the case may be) authorizes such third parties to market, reproduce and distribute physical or electronic copies of such OEM Version(s) as permitted under this Agreement.

     "OEM Version" means a version of the Retail Version that contains limited functionality and is in the nature of a playable demo of the Retail Version, the specifications for which are set forth on Appendix A and C concerning Project New York and Project Paris (and for future Retail Versions, as may be mutually agreed in writing).

     "Platform Extension" means any adaptation of a Retail Version to any other electronic platform or operating system (e.g., Sony PSX, N64, Sega, set top boxes, etc.) not described in Appendix A.

     "Project New York" means the fashion e-commerce content manager that is being co-developed by ModaCAD and Intel Corporation and which is targeted at young women consumers.

     "Project Paris" means ** which is to be developed or co-developed by ModaCAD under this Agreement.

     "Retail Version" means the fully featured version of Project New York and Project Paris identified in Appendix A for delivery to and distribution by Cendant under this Agreement. The term "Retail Version" will include Sequel
Products, Add-On Products, Platform Extensions and Foreign Translations developed directly or indirectly by ModaCAD pursuant to Section 2.

     "Sequel Product" means any software program for traditional retail distribution which extends or continues the fashion lifestyle experience setting, environment, structure, theme, storyline, name or similar elements, is a Derivative Work, or is a subsequent version of Project New York or Project Paris, and includes significant enhancements, additional features and improvements to any such product, along with any corrections, enhancements, modifications and/or updates to any such program developed hereunder.

Section 2. Development and Delivery of Project New York and Project Paris ; License; Rights

     2.1 Development and Delivery of Project New York and Project Paris. ModaCAD will develop, make and deliver to Cendant the Retail Versions of Project New York and Project Paris in accordance with this Agreement (including Appendix A and Appendix C). Cendant will provide and ModaCAD will implement design and art input on the Retail Version interface. The Delivery Schedules may be amended in writing from time to time by mutual written agreement signed by ModaCAD and Cendant.

     ModaCAD shall use its best efforts to ensure that Cendant has a completed gold master of the first Retail Version for Project New York ready for duplication on or before ** and the first Retail Version of Project Paris on or before **. If the U.S. Retail Version of each respective product is not completed and ready for duplication on or before ** (for Project New York) or ** (for Project Paris), ModaCAD shall be in material breach of this Agreement (without any cure period) and Cendant shall be entitled to all remedies available to it under this Agreement (as outlined in Section 5).

     ModaCAD shall perform initial quality assurance and other error/bug testing, but not configuration testing, on Retail Version, OEM and Alternative Channel Versions prior to delivery to Cendant. Cendant shall conduct final quality assurance and other error/bug testing on Retail Version, OEM and Alternative Channel Versions from time to time prior to the commercial release thereof, and shall conduct configuration testing on such products after the beta version milestone for each product.

     ModaCAD will prepare and deliver to Cendant within ** of signing this Agreement a product overview and development budget regarding Project Paris. Pursuant to the milestone schedule set forth in Appendix C , ModaCAD will deliver a detailed product specification by **. If ModaCAD does not meet the milestones set forth in Appendix C for the delivery of Project Paris, ModaCAD shall be in material breach of this Agreement (without any cure period) and Cendant shall be entitled to all remedies available to it under this Agreement only as it relates to Project Paris (as outlined in Section 5).

     2.2 Non-Compete. **.

     2.3 **

     2.4 **

     2.5 Development of OEM Version and Alternative Channel Version. ModaCAD shall, **, develop the OEM Versions and Alternative Channel Versions. Such products will not vary from the applicable specifications set forth in Appendix A and Appendix C without the mutual consent of Cendant and ModaCAD. Cendant shall obtain and incorporate any required encryption technology in the Alternative Channel Version to permit unlocking of the full Retail Version within each Alternative Channel Version. The parties will work together to ensure the appropriate design continuity among the Retail Version, OEM Version and Alternative Channel Version.

     2.6 Development Costs for Foreign Translations. If Cendant requests ModaCAD to develop Foreign Translations, ModaCAD shall develop such Foreign Translations as promptly as reasonably possible, Cendant shall ** and ModaCAD shall be responsible for integrating these elements into the Products. The parties shall mutually agree upon appropriate participation fee milestones and development schedule. Cendant will pay participation fees to ModaCAD to **. Specific terms related to participation fees, milestones, delivery schedules, etc. will be negotiated upon Cendant's request for a foreign translation and added as an amendment to this Agreement.

     2.7 Third Party Software Technology and Content. ModaCAD will be responsible for obtaining ** any and all third party rights and content necessary in connection with Cendant's exercise of its rights under this Agreement, unless otherwise agreed in writing by Cendant. Cendant will provide reasonable assistance, as necessary, in connection with ModaCAD's acquisition of such third party rights and content.

     2.8 Ownership of Intellectual Property Rights. Ownership of the Intellectual Property Rights in and to each element of each product developed by ModaCAD under this Agreement, excluding the Cendant Content associated with each such product, will vest in ModaCAD, subject to the terms and conditions of this Agreement. Cendant shall own and retain all Intellectual Property Rights in and to each element of the Cendant Content.

     Cendant agrees not to copy or reverse engineer, decompile, disassemble or otherwise derive or attempt to derive source code or other trade secrets or proprietary information of ModaCAD from such tools and hardware. The tools and hardware that ModaCAD provides to Cendant under this Agreement constitute trade secrets and confidential information, and Cendant shall protect the same against unauthorized dissemination, reproduction and use. Cendant shall not disclose to third parties knowledge about ModaCAD's tools or hardware without prior written consent from ModaCAD. Subject to the nonexclusive, nontransferable, limited license granted to Cendant in this Agreement, ModaCAD retains ownership rights to all of ModaCAD's tools and hardware and all associated Intellectual Property Rights.

     2.9 Trade Names and Other Related Materials. ModaCAD hereby grants to Cendant a perpetual, worldwide, royalty-free right to use the title of Project New York and Project Paris and, if applicable, to any other Retail Version delivered hereunder (which license shall be exclusive to Cendant except for ModaCAD's rights to use such title as set forth in Section 3.2), the names
"ModaCAD, Inc." and "ModaCAD" (and applicable logos)(which license shall be nonexclusive to Cendant). Cendant may use Cendant's names and marks to promote and identify the Products. Cendant shall at all times retain exclusive ownership of all trademarks and trade names (other than the titles of Project New York and Project Paris and, if applicable, any Add-On Product, and other than the names "ModaCAD, Inc.", "ModaCAD", and "Moda" and related logos and third party owned property) associated with any of the products. If ModaCAD does not (or does not intend to) utilize the title of Project New York or Project Paris (or any Retail Version then in distribution) in commerce within ** after the termination or expiration of this Agreement, then Cendant's perpetual, worldwide, royalty-free, exclusive license to the title of the products shall continue perpetually thereafter provided, however, the Cendant will have no rights to the names "ModaCAD, Inc.", "ModaCAD", and "Moda".

     ModaCAD shall have the right to comment in advance on Cendant's proposed use of ModaCAD's name (including "Moda") or any of ModaCAD's trademarks or service marks on any marketing or promotional materials. Once ModaCAD has had an opportunity to comment on a particular use, future similar uses shall not require ModaCAD's prior comment, and Cendant shall immediately cease any disapproved use of any ModaCAD name, trademark or servicemark upon notice to Cendant by ModaCAD of such disapproval. Upon expiration or termination of this Agreement for any reason whatever, subject ot Cendant's sell-off rights, Cendant will cease all display, advertising and use of all of ModaCAD's names, marks, logos and designations and will not thereafter use, advertise or display any name, mark or logo which is, or any part of which is, similar to or confusing with any such designation associated with ModaCAD or the Retail Versions, subject only to the conditional post-termination limited right of use set forth in the immediately preceding paragraph. Cendant acknowledges that Cendant is not paying, and has not paid, separate consideration for the use of ModaCAD's trademarks, service marks, logos, copyrights, trade names or designations, and except as explicitly set forth in this Agreement nothing contained herein shall give Cendant any interest in any of the same. Cendant shall not affix any ModaCAD name, trademark, logo or trade name to any non-ModaCAD product, nor use any ModaCAD name, trademark, logo or trade name in connection with any direct marketing of any non-ModaCAD product (except as may be incidental in connection with Cendant's cross marketing programs of its other products, both on in-product materials and web site marketing.

     Cendant and ModaCAD shall each own their respective materials including, but not limited to package designs, logos, slogans, advertising materials and promotional materials, and Cendant and ModaCAD shall not have or acquire any rights thereto, except as specifically provided in this Agreement.

     2.10 Packaging; Branding. Cendant will manufacture the Project New York and Project Paris and, if applicable, other Retail Version packages for its use (including the box, manuals, registration cards, license agreements and media). Cendant will consult with ModaCAD about such designs and provide ModaCAD a reasonable opportunity to comment on such designs. The final design and manufacture of all packages for Project New York and Project Paris and, if applicable, other Retail Version (after consultation with ModaCAD and as required to maintain the product release dates) shall be under the sole discretion and control of Cendant. Cendant shall ensure that any packaging, manual or game copy of such products will include credit to ModaCAD using ModaCAD branding **, with placement of such branding on the **, documentation, physical product media and related promotional materials. ModaCAD shall ensure that Sierra Home branding appears ** on all OEM Versions and Alternative Channel Versions, on physical media, packaging and marketing and promotional material. Each party shall have the right to review and approve each use of its branding. The party using the other's branding will provide details on each such proposed use to the other party and the other party shall have ** of receipt to comment on such use. If the other party fails to provide comments, within such ** period, the other party shall be deemed to have approved such use. Once use of its branding has been approved in a particular manner (e.g., use in a particular marketing campaign), future uses of a substantially similar nature shall not require additional approval from a party. The parties acknowledge and agree that as co-developer of Project New York, Intel Corporation may also require some form of brand presence on marketing materials, packaging and the like. ModaCAD will manage all aspects of the Intel relationship concerning Intel branding and approval rights, with reasonable assistance from Cendant as required.

     2.11 Corrections; Updates. ModaCAD shall, **, and as promptly as reasonably possible, correct all Errors of which Cendant notifies ModaCAD prior to or within six months after the commercial release of the applicable product and shall promptly furnish such corrections to Cendant. If ModaCAD makes any bug fixes or minor updates to either Project New York or Project Paris or any other Retail, OEM or Alternative Channel Versions,ModaCAD shall promptly make all such corrections and/or updates available to Cendant, on such media as Cendant may reasonably request.

     2.12 Design and Milestone Schedule Changes. In the event Cendant wishes to materially alter the design specification or Delivery Schedule for Project New York or Project Paris (or any other Retail Version to be delivered hereunder), Cendant shall give ModaCAD notice in writing of the changes required (the "Change Request"). ModaCAD shall respond to a Change Request within seven (7) days of receipt by a notice (the "Change Proposal") detailing in good faith the impact of such changes on the milestone schedule and the costs of development if the changes are implemented immediately. If the parties mutually agree on the Change Proposal, then the Change Proposal will be incorporated into this Agreement as an amendment.

Section 3. Manufacturing, Promotion and Distribution; E-Commerce

     3.1 Cendant's Manufacturing, Promotion and Distribution Efforts. ModaCAD appoints Cendant as a worldwide, nonexclusive (subject to Sections 2.2 and 2.3) publisher under license (or sublicense, as the case may be) to use the ModaCAD Technology and Core Technology, in object code form only, in order to do everything necessary to aggressively manufacture, have manufactured, distribute, market, promote, and sell Retail Versions under this Agreement. The release and distribution of Retail Versions shall be subject to Cendant's final approval. Subject to its marketing commitment on the Retail Versions of Project New York and Project Paris described below, Cendant shall determine in its sole discretion the nature and scope of any manufacturing, promotional and distribution efforts undertaken by Cendant with respect to Project New York and Project Paris and any other Retail Version.

     Cendant will commit to a marketing budget concerning the Retail Version of Project New York of no less than ** in order to stimulate broad end-user distribution of the Retail Version. Cendant will outline proposed expenditures for such marketing budget in Appendix E. Such marketing budget and commitment is conditioned upon timely delivery of the Retail Version, such version to have specifications as set forth in Appendix A and Appendix C. The foregoing marketing commitment may be modified by Cendant based on ** the Retail Version of Project New York. If Cendant materialy modifies its marketing budget for Project New York, it will notify ModaCAD in writing of the same and the reasons supporting the change. Cendant will make ** with respect to Project Paris provided Project New York meets expectations and Project Paris is of similar quality and supports similar sales forecasts.

     Cendant shall manufacture, or have manufactured, the physical media versions of the Retail Versions, the OEM Versions and the Alternative Channel Versions. Cendant will provide product fulfillment services to ModaCAD with respect to the OEM Versions and Alternative Channel Versions under its standard order and fulfillment terms with reimbursement from ModaCAD due ** after invoice for Cendant's **.

     Cendant will arrange for a call center (which will be readily availble to consumers of Project New York and Project Paris during each business day) to manage the full Retail Version unlock feature expected in the Alternative Channel Versions for the term of this Agreement.

     3.2 ModaCAD's Promotion and Distribution Efforts. **.

     3.3 Updated Content. **.

     3.4 Websites; Internet; E-Commerce. **.

     3.5 Electronic End User Registration; Cendant's Tools. ModaCAD will use the Cendant provided electronic end user registration interface and technology in Project New York and Project Paris and any other Retail Version delivered hereunder. Sierra shall, provide to ModaCAD in an acceptable electronic format, on a quarterly basis (within 45 days of the end of each quarter), all end user registration information on Project New York and Project Paris and any other Retail Version delivered hereunder. **. Upon ModaCAD's request, Cendant may, in its sole discretion, provide ModaCAD other tools owned by Cendant free of charge for the sole purpose of developing Project New York and Project Paris and any other Retail Version to be developed hereunder. ModaCAD shall return all copies of any tools and any hardware provided by Cendant upon Cendant's request therefor, or in any event upon the earlier of completion of Project New York or Project Paris and any other Retail Version to be developed hereunder or termination of this Agreement, and ModaCAD agrees not to copy or reverse engineer, decompile, disassemble or otherwise derive or attempt to derive source code or other trade secrets or proprietary information of Cendant from such tools and hardware. The tools and hardware that Cendant provides to ModaCAD under this Section 3.5 constitute trade secret and confidential information, and ModaCAD shall protect the same against unauthorized dissemination, reproduction and use. ModaCAD shall not disclose to third parties knowledge about Cendant's tools or hardware without prior written consent from Cendant. Subject to the nonexclusive, nontransferable, limited license granted to ModaCAD in this
Section 3.5, Cendant retains ownership rights to all of Cendant's tools and hardware and all associated Intellectual Property Rights.

     3.6 ModaCAD Internal Use. Cendant shall provide, at ModaCAD's request, up to one hundred (100) copies of each Retail Version at no charge for ModaCAD's internal use. Cendant shall not owe ModaCAD royalties on copies of Retail Versions provided to ModaCAD.

     3.7 Technical Support and Customer Service . Cendant shall provide front-line technical support to persons acquiring Retail Versions from or through Cendant. Cendant may, in its discretion, charge for support on a subscription or other basis. ModaCAD shall provide reasonable backup technical support to Cendant's engineering personnel with respect to Retail Versions via telephone, facsimile, e-mail and any other commercially reasonable means requested by Cendant in order to enable Cendant to provide adequate front-line technical support for Retail Versions.

Section 4. Compensation

     4.1 Participation Fees. Cendant will make ** participation fee payments (subject to Section 5.3) in accordance with the milestones set forth in the Delivery Schedule for the Retail Versions of Project Paris and Project New York as set forth in Appendix A and Appendix C, provided, that the payment for each milestone on each Retail Version will be subject to Cendant's approval that each such milestone has been satisfied. Payment will be made within ** of the occurrence of the event requiring payment. Participation fees for any subsequent Add-On and Sequel Products will be agreed upon at the time the Delivery Schedule is negotiated for such Add-On and Sequel Products. In the event that Cendant does not believe a milestone has been achieved on Project New York or Project Paris or any other Retail Version to be delivered hereunder, Cendant will notify ModaCAD of that fact within ** after ModaCAD has submitted the pertinent deliverable, together with reasonably detailed comments specifying the basis for the rejection. ModaCAD will then resubmit materials to Cendant within thirty
(30) days of the rejection notification. This procedure will continue until Cendant is satisfied that the milestone has been achieved or until Cendant terminates future development efforts of such product in the manner provided in this Agreement.

     4.2 Royalty Fee for Project New York and Project Paris. If ** for the period from the receipt of the first Net Revenues for the applicable product and ending ** (for Project New York) and ** (for Project Paris), then commencing once Net Revenue for each such Retail Version (and any related Foreign Translation) exceeds **, Cendant will pay ModaCAD a royalty on such Retail Version (and any related Foreign Translation) at the rate of ** of Net Revenue and once Net Revenue for such Retail Version exceeds ** then thereafter at a rate of ** of Net Revenue. If the Retail Version gold master is not ready for duplication for commercial shipment by ** (for Project New York) or ** (for Project Paris), the ** and ** royalty rates set forth in the preceeding sentence of this Section 4.2 for such Retail Version shall be reduced to ** and **, respectively and the ** break point shall be increased to **. If Net Revenues are ** or greater for the period from the receipt of the first Net Revenues for the applicable product and ending ** (for Project New York) and ** (for Project Paris), then commencing from the first dollar of Net Revenue for each such Retail Version (and any related Foreign Translation), Cendant will pay ModaCAD a royalty on such Retail Version (and any related Foreign Translation) at the rate of ** of Net Revenue (with such payment for the time period ending **, due and payable along with the royalty report for such quarter) and once Net Revenue for such Retail Version exceeds ** then thereafter at a rate of ** of Net Revenue. If the Retail Version gold master is not ready for duplication for commercial shipment by ** (for Project New York) or ** (for Project Paris), the ** and ** royalty rates set forth in the preceeding sentence of this Section 4.2 for such Retail Version shall be reduced to ** and **, respectively and the ** break point shall be increased to **. For the first twelve (12) months after first commercial shipment, the minimum per unit royalty for distribution of units, net of returns, of such Retail Version (and any related Foreign Translation) shall be ** per unit. If such minimum per unit royalty applies during a time period before the maximum percentage royalty rate applies with respect to a product, payment to ModaCAD of ** of such minimum per unit royalty will be dependent on whether Net Revenues are at that time subject to an actual royalty payment to ModaCAD of either **.

     4.3 OEM and Alternative Channel Revenues . Cendant will pay ** of Cendant generated OEM Revenues to ModaCAD on the payment terms described in Section 4.6. Cendant will pay to ModaCAD ** of Alternative Channel Revenues and Cendant shall be entitled to have and retain ** of Alternative Channel Revenues. Cendant will be responsible for the collection of OEM and Alternative Channel Revenues. The minimum per unit royalty to Cendant for unlock of units, net of returns, of the Alternative Channel Version(s) (and any related Foreign Translation) shall be ** per unit. ModaCAD shall pay to Cendant, on the same terms and conditions under which Cendant makes payments to ModaCAD hereunder, ** of all ModaCAD generated OEM Revenues.

     4.4 Royalty Fee for Sequels and Future Add-On Products. As part of the negotiations required under Section 2.3 and 2.4, the parties shall negotiate in good faith and mutually agree upon appropriate royalty rates for Sequel Products. Add-On Products shall bear the ** as the Retail Version to which such Add-On Product relates.

     4.5 Promotional Copies. Notwithstanding any other provision of this Agreement, no royalties shall be payable with respect to copies of any products distributed by Cendant without charge for demonstration, promotional or other purposes.

     4.6 Payment. Within forty-five (45) days following the end of each of Cendant's fiscal quarters during the term of this Agreement, and for each royalty payment of more than ** on each product, Cendant will submit to ModaCAD reports specifying the Net Revenue and the OEM Revenue occurring during the previous quarter for each product, along with the royalties payable pursuant to the terms of this Agreement for such quarter. Cendant may adjust any future royalty payment on any product for any past overpayments that may have occurred and/or any adjustments to the Net Revenue or OEM Revenue calculation. Each party shall have the right to offset any amounts owing to the other party hereunder any past due amounts the other party owes hereunder.

     Notwithstanding any other provision of this Agreement, in the event of any breach or default of this Agreement by ModaCAD, Cendant shall have no obligation to remit any royalties otherwise earned by ModaCAD pursuant to this Section 4 on any product, except to the extent that the aggregate amount of royalties otherwise earned by ModaCAD under this Agreement for all products exceeds the aggregate royalty advances paid or deemed paid pursuant to this Section 4 or the Delivery Schedule for such products.

     4.7 Records; Inspection. Upon at least fifteen (15) days' advance written notice to Cendant by ModaCAD, and not more than once in any ** (or as often as every six (6) months after any such audit has revealed a material discrepancy in royalties), ModaCAD may have an independent accounting firm gain access during Cendant's normal business hours to all relevant accounting records in order to verify the accuracy of Cendant's royalty computations. ModaCAD's right to inspect Cendant's records is limited to the most recent past ** from the date of the written notice. Cendant's right to adjust royalty payments made pursuant to this Section 4 is also limited to the most recent **. Such information is confidential and proprietary to Cendant and shall not be disclosed or used by such accounting firm or ModaCAD, except as required for verification. Cendant shall promptly pay to ModaCAD any underpayment of royalty fees made to ModaCAD under this Agreement. ModaCAD shall promptly refund to Cendant any overpayment of royalty fees made to ModaCAD under this Agreement. All expenses incurred in connection with any such audit shall be borne by ModaCAD; provided, that in the event any audit discloses an underpayment by Cendant of more than ** with respect to the royalty fees payable in any quarter, Cendant shall reimburse ModaCAD for any costs associated with such audit.

     4.8 Full Compensation. Payment of the amounts specified in this Section 4 shall constitute full compensation to ModaCAD for the rights granted, transferred and assigned to Cendant herein and performance of its obligations hereunder. Cendant may withhold and apply any royalty or other amounts owing to ModaCAD under this Agreement against any refund or other amounts owing by ModaCAD to Cendant under this Agreement or otherwise (including, without limitation, any damages, costs or expenses incurred by Cendant on account of any breach of ModaCAD's representations, warranties or obligations set forth in this Agreement).

Section 5. Term

     5.1 Term. Subject to termination as provided below, the term of this Agreement shall be ** from first commercial shipment of the Retail Version.

     5.2 Termination by ModaCAD. If Cendant materially defaults in the performance of any of its obligations under this Agreement and the default is not cured within ** after ModaCAD gives Cendant written notice of the default, ModaCAD may immediately terminate this Agreement. A reasonable dispute over calculation of royalties, as opposed to material failure to account for royalties, is not considered a breach of the Agreement.

     5.3 Termination by Cendant. If ModaCAD defaults in the performance of any of its material obligations under this Agreement and the default is not cured within ** after Cendant gives ModaCAD written notice of the default, Cendant may immediately terminate this Agreement and maintain an action to recover its damages from such breach. In the event that Cendant terminates this Agreement during the development of Project New York, Cendant will **. In the event that Cendant has the right to terminate this Agreement during the development of Project Paris, Cendant will have the right to cancel only Project Paris **, but shall continue this Agreement in full force and effect with respect to Project New York and other Retail Version(s). In the event that ModaCAD obtains a replacement publisher for either of the aforementioned products that is cancelled under this Section, ModaCAD shall pay ** of its net revenues generated from either Project New York or Project Paris, as the case may be, but in no event shall it **. Upon termination or expiration of this Agreement for any reason, Cendant shall have the nonexclusive right to sell-off its remaining unsold inventory for six (6) months thereafter subject to Cendant's obligations with respect to royalties payable on such sales.

     5.4 Survival. Sections 2.8, 4.7, 5, 6 and 7 (together with all other provisions of this Agreement which may reasonably be interpreted or construed as surviving termination of this Agreement, including any obligations to pay royalties as specifically provided herein) shall survive termination of this Agreement.

Section 6. Representations; Indemnification; Limitation of Liability

     6.1 Representations and Warranties by ModaCAD. ModaCAD represents and warrants to Cendant that: (i) ModaCAD has all right, power and authority necessary to perform its obligations under this Agreement; (ii) ModaCAD has the right to grant the rights, sublicenses and licenses granted to Cendant under this Agreement; (iii) the ModaCAD Technology and any other portions of any products developed or licensed to Cendant by, through or under ModaCAD do not and will not infringe any Intellectual Property Rights or other proprietary right of any third party; (iv) all products developed by ModaCAD under this Agreement will perform substantially in accordance with Appendix A and Appendix C (or such other specifications delivered pursuant thereto) and do not contain any viruses or other harmful code; (v) the medium on which Project New York and Project Paris are furnished to Cendant will be free from defects in materials and workmanship; (vi) ModaCAD has not previously and will not grant to any third party any rights in any products that are inconsistent with or otherwise conflict with the rights granted to Cendant in this Agreement; (vii) all products developed by ModaCAD under this Agreement will be created by employees of ModaCAD within the scope of their employment and under obligation to assign inventions to ModaCAD, or by independent contractors under written obligations to assign all rights in the same to ModaCAD except for third party licenses of components of the same; (viii) the name and trademarks of Project New York and Project Paris (and, if applicable, any Add-On Products, Foreign Translations and Sequel Products) and the names "ModaCAD, Inc." and "ModaCAD" (and associated logos), and use thereof by Cendant as permitted under this Agreement do not and will not infringe any Intellectual Property Rights or other proprietary rights of any third party; (ix) ModaCAD will comply with all applicable laws, regulations, ordinances and statutes in performance of its obligations hereunder; (x) this Agreement has been duly authorized, executed and delivered by ModaCAD and constitutes a valid, binding and enforceable agreement of ModaCAD; and (xi) ModaCAD shall have made or shall make any and all payments required to be made to all authors, licensors, participants in the production of the content, works, performances or computer software embodied in all products developed by ModaCAD under this Agreement or other persons having legal or contractual rights of any kind to participate in any income arising in respect of the exploitation of such content, works or performances or the use of such computer software.

     6.2 Representations and Warranties by Cendant. Cendant represents and warrants to ModaCAD that (i) this Agreement has been duly authorized, executed and delivered by Cendant and constitutes a valid, binding and enforceable agreement of Cendant; (ii) the name and trademarks within Cendant's content and use thereof by ModaCAD as permitted under this Agreement do not and will not infringe any Intellectual Property Rights or other proprietary rights of any third party.

     6.3 Indemnity. ModaCAD shall indemnify, defend and hold Cendant harmless from and against any and all claims, costs, losses, liabilities, judgments and expenses (including reasonable attorneys' fees) resulting from or attributable to actual or alleged violation of any representations or warranties set forth in
Section 6.1. Without limiting ModaCAD's obligations under the preceding sentence, in the event that Cendant's ability to rightfully use and exploit any of the Products as permitted hereunder may be eliminated or impaired as a result of any actual or alleged breach of ModaCAD's representation and warranty set forth in Section 6.1(iii), ModaCAD will, at its sole expense, do one of the following: (a) procure for Cendant the right to continue to use the infringing items; (b) replace the infringing items with non-infringing items of substantially the same functionality; or (c) modify the infringing items so as to not infringe any Intellectual Property Rights of any third party while retaining substantially the same functionality. Cendant shall indemnify, defend and hold ModaCAD harmless from and against any and all claims, losses, liabilities, judgments and expenses (including reasonable attorneys' fees) resulting from or attributable to actual or alleged violation of any representations or warranties set forth in paragraph 6.2. The party seeking indemnification shall promptly notify the indemnifying party to control the defense and settlement of any claim for which it seeks indemnification under this Section 6.3, and shall provide reasonable cooperation to the indemnifying party, at the indemnifying party's sole expense, in the defense or settlement thereof. The indemnifying party shall control the defense and settlement of any such claim; provided, that the indemnifying party shall in no event agree or acquiesce without the prior written consent of the party seeking indemnification, to be given or withheld in its sole discretion, to any judgment or settlement involving any acknowledgment, admission or stipulation of any guilt, fault, wrongdoing or liability on the part of the party seeking indemnification.

     6.4 Exclusion of Implied Warranties. To the extent permitted by applicable law, Cendant shall not, and Cendant shall ensure that no subdistributor or dealer of Cendant shall, make or pass on any warranty, guarantee or representation, whether written or oral, regarding or concerning the Retail Versions or otherwise on ModaCAD's behalf, except in strict accord xwith the provisions of this Agreement.

     TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE LIMITED WARRANTY SET FORTH IN OR IN CONNECTION WITH THE RESPECTIVE RETAIL VERSIONS IS THE ONLY WARRANTY, EITHER EXPRESS, IMPLIED OR STATUTORY, THAT MODACAD MAKES TO ANY END USER WITH RESPECT TO ANY PRODUCT DISTRIBUTED BY CENDANT, AND ALL IMPLIED WARRANTIES TO ANY END USER, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXCLUDED.

     6.5 Consequential Damages. EXCEPT AS PROVIDED IN SECTION 6.3 ABOVE NEITHER ModaCAD NOR CENDANT SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING LOSS OF REVENUE OR PROFIT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 7. Miscellaneous


     7.1 Conduct of Business. Each party shall conduct its business with respect to the Products and the manufacture, promotion, distribution and support thereof in a manner as to reflect favorably upon the reputation of the other party and to not injure the goodwill of the other party.


     7.2 Notices. All notices, demands, requests and other communications shall be in writing or by written telecommunication, and shall be given when delivered personally to the addressee or if mailed by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication, when delivered to the addresses specified below. Either party may from time to time change its address, facsimile number or designated individual by notice to the other party. The addresses for notices are as set forth below:


         To "Cendant":                      Sierra On-Line, Inc.
                                            3380 - 146th Place S.E., Suite 300
                                            Bellevue, WA 98007
                                            Attn:   General Counsel
                                            Phone: (425) 649-9800
                                             Facsimile: (425) 641-7617

         With a copy at the same address attention:  Ron Stevens

         To "ModaCAD":                      ModaCAD, Inc.
                                            3861 Sepulveda Boulevard
                                            Culver City, CA 90230
                                            Attn:  Maurizio Vecchione
                                            Phone: (310) 751-2100
                                            Facsimile: (310) 751-2120

     7.3 Successors. ModaCAD shall not assign this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder (whether voluntarily, involuntarily, by operation of law or otherwise), to any third party without Cendant's prior written consent which will not be unreasonably withheld. Cendant shall not have the right to assign this Agreement to any third party without ModaCAD's prior written consent which will not be unreasonably withheld. Subject to the foregoing, this Agreement will be fully binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     7.4 Force Majeure. Neither party shall be liable for or in breach of this Agreement on account of any delay or failure to perform as required under this Agreement as a result of any cause, condition or circumstance beyond such party's reasonable control, provided that such party takes all reasonable measures to mitigate any delay or harm to the other party resulting from such cause, condition or circumstance. This section shall not apply to required delivery dates and milestones under this Agreement.

     7.5 Attorneys' Fees. In the event of any legal, arbitral or similar action to enforce this Agreement, the party that prevails in such action will be entitled, in addition to any other relief granted, to recover from the other party the costs and expenses of such enforcement, including, without limitation, reasonable attorneys' fees and the fees and expenses of expert witnesses.

     7.6 Entire Understanding. The terms set forth in this Agreement, Appendix A-Eand other written specifications describing any of the Products signed by both parties constitute the entire agreement of the parties with respect to the subject matter and supersede and cancel all prior and contemporaneous understandings and oral agreements.

     7.7 Waiver. A waiver by either party of any term or condition of this Agreement in any instance will not be deemed or construed as a waiver of such term or condition for the future, or any subsequent breach thereof.

     7.8 Applicable Law; Forum. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of California, without reference to its choice of law rules. The provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods shall not apply.

     7.9 Nondisclosure; Press Releases. Except as may be required by law, neither party shall issue, or permit to be issued, any press release or otherwise make any public statement or disclosure to any third party regarding the financial or other confidential and/or competitively sensitive terms of this Agreement without the prior written consent of the other party. ModaCAD shall provide to Cendant for its prior review and comment any confidential treatment request considering this Agreement to be filed with the Securities and Exchange Commission or other third party (such as the NASDQ). ModaCAD may provide, upon prior notice to Cendant of its intention to do so, periodic press releases regarding the progress and/or success of the Retail Version. Cendant will have two (2) business days to respond to any such requests concerning periodic press releases, but shall only have approval rights over the portions of such release that refer to Cendant or its publication of the Product. A joint press release disclosing the publishing relationship between ModaCAD and Cendant is attached to this Agreement as Appendix F. ModaCAD and Cendant agree to disclose this announcement upon execution of this Agreement.

     7.10 Compliance With Law. Cendant shall comply with all applicable laws and regulations in performing its duties hereunder and in any of its dealings with respect to the Retail Versions, and shall take reasonable steps to ensure that each of its subdistributors and dealers, if any, comply with all laws and regulations in any of its dealings with respect to the Retail Versions and ModaCAD's Intellectual Property.

     IN WITNESS WHEREOF, the parties have entered into and signed this Agreement as of the date and year first above written.



"Cendant:"                             "ModaCAD:"
Cendant Software Corporation           ModaCAD, Inc.

By                                     By
    ------------------------------        ---------------------------------
Its                                    Its
    ------------------------------         --------------------------------
Date                                   Date
    ------------------------------         --------------------------------

                                   Appendix A

Project New York Retail Version Description: Project New York is designed for and will perform on the following minimum machine specifications:


---------------------------- ---------------------------------

Working Title                        Project New York
---------------------------- ---------------------------------
---------------------------- ---------------------------------

Target Computer              Minimum system requirements: **
---------------------------- ---------------------------------
---------------------------- ---------------------------------

Operating System                            **
---------------------------- ---------------------------------
---------------------------- ---------------------------------

RAM Requirements                        ** minimum

                                      ** Recommended

---------------------------- ---------------------------------
---------------------------- ---------------------------------

Modem                            ** for Internet features
---------------------------- ---------------------------------
---------------------------- ---------------------------------

Media                                   CD-ROM/**
---------------------------- ---------------------------------
---------------------------- ---------------------------------

Video HW Support                       Minimum: **
---------------------------- ---------------------------------
---------------------------- ---------------------------------

Add. HW Support                        Optional: **
---------------------------- ---------------------------------
---------------------------- ---------------------------------

Required Gold Date                          **
---------------------------- ---------------------------------

Core Features

Project New York is a consumer software title delivered on CD-ROM. Project New York is comprised of a suite of components based on ModaCAD Core Technology, which components are:

     1. **. Project New York features an interactive ** which is ** and wherein the user ** that they are interested **. The ** is comprised of **, with each ** having a **. There will be a mechanism for the user to ** of interest from the **, such as double-clicking the **. When the user **, the ** will be replaced by the **. In the **, the user can ** and **.

     2. **. The ** enables the user to ** that they have selected from the **. The ** fits and displays ** according to a set of rules that governs the behavior and relationships of the **. An example is **.

     3. **. Project New York will have ** provided by ** that caters to Project New York's intended demographic regarding **. ** will contain a minimum of ** as well as ** which includes ** from a minimum of ** who don't fit into **. ** also included in this section will include at least **. At least ** will be posted ** to **.

     4. **. The user may wish to bypass the ** and ** and ** based on **. The ** provides this functionality.

     5. **. ** will be incorporated in Project New York to ensure that the user has access to **. ModaCAD has established a ** and infrastructure for Project New York which ensures ** as maintained by ModaCAD on its ** and the ** on the **.

     6. **. Project New York will have technology that enables ** Project New York users to ** while ** is **.

     7. **. Project New York will have an **, which will include **, and other ** related to fashion. Content will include:

               Several  current **, at least **  current.
               ** from some of the **.
               ** that users can send in **.
               Approximately ** updated **.
               **.
               **.
               At least ** with an interesting ** updated **.

     8. **. Project New York will target a minimum of ** at product launch. There will be a minimum of ** in Project New York at product launch. The user's ability to access all of the ** shall not be restricted.


Project New York Retail Version Delivery Schedule:

Date due: **, Cendant pays ** to ModaCAD.
Milestone Description: **.

Delivery of Alpha Version
Date due: **
Cendant pays **  to ModaCAD upon acceptance of this milestone.
Milestone Description: **.

Beta Version
Date due: **
Cendant pays ** to ModaCAD upon acceptance of this milestone.
Milestone Description: **.

Golden Master, U.S.
Date due: **
Cendant pays ** to ModaCAD upon acceptance of this milestone (subject to Section 2.1).
Milestone Description: A stable build of the product with no serious or fatal bugs as determined by Cendant's quality assurance.

Project New York OEM Version Specification and Description: This product has the same PC functionality as the Retail Version with these exceptions:

      The OEM Version will ** that is included to ** of **  or **.

      There will be no ** for **.

      The OEM Version can be ** if the user **, at which time Cendant will ** to the customer.

Project New York Alternative Channel Version Specifications and Description:
This product has the same PC functionality as the Retail Version with these exceptions:

     The Alternative Channel Version will be distributed **, and will be distributed with **. Access to the ** will be limited ** as described below.

     The Alternative Channel Version will limit ** that is accessible to the user to ** of the ** or **. The remaining ** will be **.

     There will be ** of the Alternative Channel Version, the ** being ** to the user.

     If a particular Alternative Channel Version is **, then that particular version will include ** for ** only.

     The Alternative Channel Version can be ** by **, **. **.



                                   Appendix B
                     Cendant's OEM Vendor Solicitation List


     ModaCAD will grant to Cendant the exclusive right to pursue the following OEM Vendors for a period of ** from the date of execution of this Agreement afterwhich Cendant will have the nonexclusive right to continue to pursue the following OEM Vendors and ModaCAD will have the right to enlist the efforts of third parties to solicit OEM Vendor relationships for distribution of Project New York.

**


                                   Appendix C
                            Project Paris Description


Project Paris Retail Version Description: Project Paris is designed for and will perform on the following minimum machine specification:


---------------------------- ---------------------------------------

Working Title                            Project Paris
---------------------------- ---------------------------------------
---------------------------- ---------------------------------------

Target Computer                 Minimum system requirements: **
---------------------------- ---------------------------------------
---------------------------- ---------------------------------------

Operating System                               **
---------------------------- ---------------------------------------
---------------------------- ---------------------------------------

RAM Requirements                           ** Minimum

                                         ** Recommended
---------------------------- ---------------------------------------
---------------------------- ---------------------------------------

Media                                          **
---------------------------- ---------------------------------------
---------------------------- ---------------------------------------

Video HW Support                          Minimum: **
---------------------------- ---------------------------------------
---------------------------- ---------------------------------------

Add. HW Support                         To Be Determined
---------------------------- ---------------------------------------
---------------------------- ---------------------------------------

Required Gold Date                             **
---------------------------- ---------------------------------------

Core Features

Project Paris is a consumer software title delivered on **. Project Paris is a **, and is intended to **. Project Paris will be comprised of a suite of components based on ModaCAD Core Technology, which components are:

     1. **. Project Paris will feature an ** wherein ** are displayed for selection.

     2. **. The ** will enable the user to ** to an ** of their own or other person's **. The ** will apply the ** to the ** according to a set of rules to be determined, but which are expected to encompass ** in the application of **.

     3. **. Project New York will have a ** regarding appropriate ** for particular **.

     4. **. Project Paris will have a ** to ** contained in Project Paris, based upon user parameters.

     5. **. ** will be incorporated in Project Paris in order to ** to the user **.

     6.   **. Project Paris will have technology that ** while ** the program.

     7. **. Project Paris will target a ** at **. There will be sufficient quantity of **.


Project Paris Retail Version Delivery Schedule

Delivery of Mutually Acceptable Product Specification
Date due: **
Cendant pays ** to ModaCAD upon acceptance of this milestone
Milestone Description: Detailed product specification complete with proposed user interface and sketches. **.

Delivery of Mutually Acceptable Proof of Technology
Date due: **
Cendant pays ** to ModaCAD upon acceptance of this milestone
Milestone Description:  Demonstration of functional **

Delivery of Alpha Version
Date due: **
Cendant pays ** to ModaCAD upon acceptance of this milestone.
Milestone Description: **.

Beta Version
Date due: **
Cendant pays ** to ModaCAD upon acceptance of this milestone.
Milestone Description: **.

Golden Master, U.S.
Date due: **
Cendant pays ** to ModaCAD upon acceptance of this milestone
(subject to Section 2.1).
Milestone Description: A stable build of the product with no serious or fatal bugs as determined by Cendant's quality assurance.

Project Paris OEM Version Specification and Description: This product has the same PC functionality as the Retail Version with these exceptions:

      The OEM Version will ** that is included to ** or **.

      There will be no **.

      The OEM Version ** if **, at which time Cendant will **.


Project Paris Alternative Channel Version Specifications and Description: This product has the same PC functionality as the Retail Version with these exceptions:

     The Alternative Channel Version will be distributed **, and will be distributed with the **. Access to ** will be ** as described below.

     The Alternative Channel Version will ** to ** of ** or **. The remaining content will be **.

     There will be ** of the Alternative Channel Version, the ** being the ** to the user.

     If a particular Alternative Channel Version is **, then that particular version will include ** only.

The Alternative Channel Version ** to the Retail Version by ** on the product **. Should the user desire **, they contact Cendant, **, at which time Cendant
**.



                                   Appendix D
                                Product Websites


**


                                   Appendix E
                            Marketing Budget Outline


Cendant will commit to allocating a minimum of ** of its present ** marketing budget for Project New York to discretionary spending, with no more than ** of the budget allocated to salaries, wages, bonuses, and employee benefits. Discretionary spending includes package design, production and film, advertising design, production, and film, point-of-sale materials, merchandising dollars, media, promotion, and other items that directly impact Project New York or the marketing and selling of Project New York. Non-discretionary spending includes such items as salaries, wages, employee benefits, travel, office supplies, facilities charges and other items that affect the overall ability to execute the marketing and sales plans.



                                   Appendix F
                                  Press Release


     MODACAD AND CENDANT SOFTWARE ANNOUNCE STRATEGIC PARTNERSHIP TO PUBLISH
                     E-COMMERCE FASHION LIFESTYLE PRODUCTS

                 Sierra Home to Provide Retail Distribution For
          E-Commerce Fashion Solutions and Product Fulfillment Services


     LOS ANGELES, CALIFORNIA, June 18, 1998...ModaCAD, Inc. (NASDAQ NMS: MODA) today announced it has entered into an agreement with Cendant Software Corporation, a subsdiary of Cendant Corporation, to publish retail-based fashion software. This innovative software is based upon ModaCAD's previously announced e-commerce fashion solution, which is being co-developed with Intel Corporation. The Sierra Home division of Sierra On-Line, Inc. -- a Cendant subsidiary -- will manage the publication and distribution of these software titles. Additionally, Sierra Home has agreed to act as ModaCAD's product fulfillment partner for alternative distribution channels. Specific program functionality, alternative distribution details and complete pricing information have not been disclosed.

     ModaCAD and Sierra Home have agreed to jointly publish a 3D interactive e-commerce shopping program. Through the use of advanced Internet push technology, multimedia enhancements and peer-to-peer communication capabilities, fashion lifestyle titles are designed to deliver a rich personalized shopping experience. The first fashion lifestyle solution that Sierra Home will distribute is focused on young female consumers between the ages of 15 - 28.

     Joyce Freedman, ModaCAD's chief executive officer said, "We are thrilled to be announcing this relationship with Sierra Home. This partnership has strategic implications that will add significant value to both companies for years to come. This agreement with Cendant, as well as our relationship with Sierra Home, signifies a major step towards our goal of developing a complete product line of e-commerce fashion titles as well as other applications that are intended to service the broader e-commerce market."

     According to Ron Stevens, Sierra Home's vice president and general manager, "ModaCAD and Sierra Home share synergistic goals in introducing visually compelling software not only into traditional retail channels, but also into emerging Internet-based channels specifically related to e-commerce. We are strongly dedicated to expanding our presence within the e-commerce marketplace and based upon ModaCAD's unique visualization technology, we are confident that our consumers will greatly benefit from this alliance."

     As ModaCAD's product fulfillment arm, Sierra Home will be responsible for distribution to all users of the fashion software. Sierra will also assume the responsibilities of technical support and customer service. Maurizio Vecchione, president and chief operating officer of ModaCAD went on to say, "The Sierra brand symbolizes quality and years of expertise in developing and distributing home productivity software. This endorsement will be extremely valuable as we prepare to release our first fashion program this year. Sierra has one of the best reputations in providing product fulfillment, technical support and customer service to consumers which are essential ingredients to ensuring customer satisfaction. We could not have picked a better partner for this initiative."

     Sierra On-Line(R), Inc is part of Cendant Software, one of the largest PC consumer software groups in the world, and a leader in entertainment and educational software. Cendant Software consolidates the sales, manufacturing, finance, accounting and management of Cendant Corporation's software divisions, including Sierra On-Line(R) Inc., Knowledge Adventure(R), Davidson & Associates, Inc. and Blizzard Entertainment(R). Cendant Corporation is the result of the December 1997 merger between CUC International and HFS Incorporated, creating a business and consumer services company focused on real estate, travel and membership.

     ModaCAD is rapidly becoming a premier developer and supplier of digital content management technology enabling advanced product visualization for electronic commerce. For the past 10 years it has leveraged its core, patented rendering technology into a variety of electronic merchandising products primarily targeted at the home design, home furnishings, apparel and industrial design industries.

                                      # # #


     This press release contains forward-looking statements including statements regarding the timing and composition of revenues, future operating results and the timing of product introductions, among others. Except for historical information, the matters discussed in this report are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. Factors that could cause actual results to differ materially include the following: (i) the timely completion of the development of the Company's software products, including ModaCAD's e-commerce and consumer software and enhanced or updated versions of the Company's electronic merchandising and CAD software products; (ii) unforeseen technical or other obstacles in the development or production of such software; (iii) acceptance of ModaCAD's e-commerce and consumer software by the publisher/distributors of such software and the release and marketing plans of the publisher/distributor; (iv) customer acceptance of ModaCAD's e-commerce and consumer software products and updated or revised versions of the Company's electronic merchandising and CAD software products; (v) the Company and its publisher/distributor's ability to produce its products on a cost-effective and timely basis; and (vi) factors not directly related to the Company, such as competitive pressures on pricing, market conditions in general, competition, technological progression, product obsolescence and the changing needs of potential customers as well as the software, textile, apparel, home furnishings and home design industries in general.